Exhibit 99.1

For Release at 4:00PM EDT on Monday, March 26, 2012

Gasco and Wapiti Close Uinta Basin Joint Venture Transaction

DENVER and HOUSTON — (PR Newswire) — March 26, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) (“Gasco”) and Wapiti Oil & Gas II, L.L.C. (“Wapiti”) today jointly announced that a Gasco Energy, Inc. subsidiary, Gasco Production Company (“Gasco Production”) and Wapiti closed their previously announced transaction in which Gasco Production (I) sold to Wapiti an undivided 50% interest in certain of its Uinta Basin producing oil and gas assets for an aggregate amount of $19.1 million in cash and other consideration and (II)transferred to Wapiti an undivided 50% interest in its Uinta Basin non-producing oil and gas assets in exchange for, among other agreements, Wapiti’s commitment to fund $30 million of the drilling and completion costs associated with the exploration and development of the transferred assets.

The deal closed on terms substantially similar to those previously announced.  Gasco Production was unable to obtain the required consent to the transaction from one working interest owner and, as a result, Gasco Production retained all of its interests in 34 producing wells currently producing approximately 1.25 million cubic feet equivalent per day, net to Gasco Production’s interest.

“With our new joint venture with Wapiti, Gasco has completed the first step of its strategy of positioning itself to take advantage of opportunities outside of Utah while remaining well-positioned to participate in our proven natural gas play as prices recover,” said King Grant, Gasco’s President and CEO. “We look forward to investing alongside Wapiti in the Uinta drilling program that we expect to commence this summer.  The drilling program is weighted towards the more liquids-rich Wasatch and Mesaverde formations.  We also plan to take advantage of the current strong oil price environment by allocating some of the investment to our Green River oil potential.  In a collaborative effort with Wapiti, we look forward to jointly developing our large Uinta Basin hydrocarbon resource to generate growth in reserves, production and cash flow.”

“This joint venture complements Wapiti’slarge, low-risk Rockies natural gas asset portfolio,” said Bart Agee, Wapiti’s President and CEO.  “I am extremely excited about these assets and in the team that we have put together that will be working on this project.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

About Wapiti Energy, LLC

Houston-based Wapiti Energy, LLC is a privately held oil and gas company focused on strategic exploration, acquisition and exploitation of oil and gas properties.  Wapiti has been successful because it has a superior staff of professionals whose dedication, knowledge, and skill allow Wapiti to uncover and develop value for our partners and investors. Since 2000, Wapiti has closed over $900 million of oil & gas property transactions. We have consistently executed with industry partners, private equity, as well as other financial partners, and are proud of these successful associations over the years.  Please visit Wapiti’s website atwww.wapitienergy.com for further information.

Contact for Gasco Energy, Inc.: Investor Relations, 303-483-0044

Contact for Wapiti Energy, LLC: Gretchen Weis, 713-385-8912

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates, expectations or otherwise.

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